Exhibit 10.1

LOAN AND MERGER OPTION AGREEMENT

THIS LOAN AND MERGER OPTION AGREEMENT (the “Agreement”) is entered into effective as of November 22, 2005 by and between STEN Acquisition Corporation, a Minnesota corporation (the “Lender”), Site Equities International, Inc., a Nevada corporation (the “Borrower”) and Paycenters, LLC, a Nevada limited liability company (“Paycenters”).

RECITALS

A.                                   Lender is a wholly owned subsidiary of STEN Corporation, a Minnesota corporation (“STEN”).

B.                                     Borrower is the sole member of Paycenters, Tower Assets, Inc., a Nevada corporation (“Tower”) and Site Signal Incorporated,. a Delaware corporation (“SSI”) (Paycenters, Tower and SSI are referred to herein as the Subsidiaries).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, it is agreed:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms.  As used in this Agreement the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Agreement” means this Loan and Merger Option Agreement, as amended, supplemented, or modified from time to time.

“Agreement and Plan of Merger” shall have the meaning set forth in Section 3.03.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, Minnesota are authorized or required to close under the laws of the State of Minnesota.

“Collateral” means all property which is subject or is to be subject to the Lien granted by the Security Agreement or the Pledge Agreement.

“Confirmation Notice” shall have the meaning set forth in Section 3.02.

“Debt” means:  (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under capital leases; (3) current liabilities in respect of unfunded vested benefits under any employee benefit plan; and (4) all guaranties and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person.

“Event of Default” means any of the events specified in Section 7.01.

“GAAP” means generally accepted accounting principles in the United States and the Public Company Accounting Oversight Board (United States).

“Guaranty” shall have the meaning set forth in Section 4.01.

“Intent to Exercise Notice” shall have the meaning set forth in Section 3.02.

“Kiosks” shall have the meaning set forth in Section 2.06.

“Initial Interest Payment Date” shall have the meaning set forth in Section 2.03.

“Initial Note” shall have the meaning set forth in Section 2.04.

“Installment” shall have the meaning set forth in Section 2.01.

“Interest Deferral Termination Date” shall have the meaning set forth in Section 2.03.

“Letters of Understanding” shall have the meaning set forth in Section 4.01.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Voting Agreements, the Pledge Agreement, the Guaranty, the Letters of Understanding, the Subordination Agreement and the Agreement and Plan of Merger.

“Merger” shall have the meaning set forth in Section 3.01.

“Merger Effective Date” shall have the meaning set forth in Section 2.03.

“Merger Option” shall have the meaning set forth in Section 3.01.

“Merger Option Expiration Date” shall have the meaning set forth in Section 3.02.

“Note” and “Notes” shall have the meaning set forth in Section 2.04.

“Paycenters” shall have the meaning set forth in the preamble to this Agreement.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Pledge Agreement” shall have the meaning set forth in Section 4.01.

“Replacement Note” shall have the meaning set forth in Section 2.03.

“SEC Documents” shall have the meaning set forth in Section 3.07.

“Security Agreement” shall have the meaning set forth in Section 4.01.

“Shareholder Information” shall have the meaning set forth in Section 3.07.

“SSI” shall have the meaning set forth in the recitals to this Agreement.

“STEN” shall have the meaning set forth in the recitals to this Agreement.

“Subordination Agreement” shall have the meaning set forth in Section 4.01.

“Subsidiaries”  shall have the meaning set forth in the recitals to this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 3.01.

“Tower” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement” shall have the meaning set forth in Section 4.01.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in Section 5.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and, except as otherwise set forth herein, audited by an independent registered public accounting firm.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

SECTION 2.01.  Loan.  The Lender agrees, on the terms and conditions hereinafter set forth, to make a loan (the “Loan”) to the Borrower having a total aggregate principal amount of Two Million Dollars ($ 2,000,000.00).  The Loan shall be disbursed to Borrower in the following three separate installments (each, an “Installment”):

(1)                                  $ 800,000.00 of the Loan shall be disbursed by Lender to Borrower following execution of this Agreement in accordance with Section 2.05 of this Agreement;

(2)                                  $ 600,000.00 of the Loan shall be disbursed by Lender to Borrower on or following January 16, 2006 in accordance with Section 2.05 of this Agreement; and

(3)                                  $ 600,000.00 of the Loan shall be disbursed by Lender to Borrower on or following March 16, 2006 in accordance with Section 2.05 of this Agreement.

SECTION 2.02.  Interest.  Interest shall accrue on the outstanding and unpaid principal amount of the Loan under this Agreement at a rate equal to eight percent (8.0%) per annum.  Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

SECTION 2.03.  Payment.  The principal and interest under the Loan shall be paid as follows:

(1)                                  Except as otherwise set forth in Section 2.03(2),  Section 2.03(3) and Section 2.03(4), the Borrower shall pay interest only beginning on December 15, 2006 (the “Initial Interest Payment Date”) and continuing on June 15 and December 15 of each year thereafter until December 15, 2010, at which time the outstanding principal and accrued and unpaid interest under the Loan shall become due and payable.

(2)                                  In the event that Lender delivers to Borrower an Intent to Exercise Notice (defined in Section 3.02), Borrower will not be required to make any payment of interest (although such interest will continue to accrue) to Lender under Section 2.03(1) between the date Lender delivers the Intent to Exercise Notice and the earliest to occur of the following dates (the “Interest Deferral Termination Date”): (a) the date the Merger (defined in Section 3.01) becomes effective (the “Merger Effective Date”), (b) the date that the Lender notifies Borrower in writing that it will not deliver a Confirmation Notice (defined in Section 3.02), (c) the date that Lender rescinds its Confirmation Notice in accordance with Section 3.05, or (d) the Merger Option Expiration Date (defined in Section 3.02).  On and after the Interest Default Termination Date, payments of interest and principal under the Loan shall be made as provided in Sections 2.03(3) and Sections 2.03(4), as applicable.

(3)                                  In the event that the Merger becomes effective, the Notes (as defined in Section 2.04) shall be cancelled and all outstanding principal and interest owed under the Loan and the Notes shall be deemed to have been paid in full as of the Merger Effective Date.

(4)                                  In the event that Lender has delivered to Borrower an Intent to Exercise Notice and an Interest Deferral Termination Date occurs (other than the Merger Effective Date): the Borrower shall, within five (5) Business Days after the Interest Deferral Termination Date execute and deliver to Lender a promissory note (the “Replacement Note”) in the form of Exhibit A-2, dated as of the Interest Deferral Termination Date and having a principal amount equal to the amount of principal and accrued and unpaid interest under the Loan as of the Interest Deferral Termination Date.  Upon acceptance by Lender of an executed Replacement Note, in form and substance acceptable to Lender, Lender shall return to Borrower the original Initial Note.

(5)                                  All payments shall be made in lawful money of the United States of America and by wire transfer to an account designated by Lender to Borrower in writing.  In the event a payment date is not a Business Day, such payment shall be made on the next succeeding Business Day, and the extension of time shall in such case be included in the computation of the payment of interest.

SECTION 2.04.  Note.  The Loan made by the Lender under this Agreement shall, until a Replacement Note is accepted by Lender, be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower, substantially in the form of Exhibit A-1, duly completed and dated as of the same date of this Agreement (the “Initial Note”).  After acceptance by Lender of the Replacement Note, the Loan made by Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, the Replacement Note.  The Initial Note and the Replacement Note are each referred to herein as the “Note” and collectively as the “Notes”. The Lender is hereby authorized by the Borrower to endorse on the schedule attached to the Note the date of each Installment disbursed by Lender to Borrower, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loan made by the Lender; provided, however, that the failure to make such notation with respect to any Installment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Notes.

SECTION 2.05.  Disbursement of Loan Proceeds.  Lender shall disburse to Borrower the Loan proceeds under each Installment within ten (10) Business Days after satisfaction, or waiver by Lender, of the conditions precedent for such Installment as set forth in Article IV of this Agreement, or at such other time and place as the Lender and Borrower may agree.

SECTION 2.06.  Use of Proceeds.  The proceeds of the Loan shall be used by the Borrower to (i) fully satisfy all tax liens of the Borrower and all Subsidiaries, written evidence of such satisfaction must be provided to Lender within five (5) days after disbursement by Lender of the first Installment, and (ii) all remaining proceeds of the Loan shall be used in accordance with the attached Schedule 2.06, unless otherwise agreed to by Lender in writing.

SECTION 2.07. Consent Prior to Placement. The Borrower agrees that during the term of this Agreement, Borrower shall not execute any contract for the placement of its kiosk product (used to facilitate bill payment and other financial transactions in retail locations), without receiving prior written consent of the Lender.

ARTICLE III

MERGER OPTION

SECTION 3.01.  Grant of Merger Option.  Subject to the terms and conditions of this Agreement, the Borrower and the Subsidiaries each hereby grant to the Lender, the right, privilege and option (the “Merger Option”), exercisable in the sole discretion of Lender, to cause the Borrower and the Subsidiaries to merge with and into Lender (the “Merger”) so that upon such Merger the separate corporate existence of Borrower will cease and the Lender will continue after the Merger as the surviving entity (the “Surviving Entity”) and Subsidiaries will exist, immediately after the Merger, as  wholly owned subsidiaries of Lender.  The Lender shall be under no obligation whatsoever to exercise the Merger Option at any time prior to delivery of the Confirmation Notice (defined below).

SECTION 3.02  Exercise of Merger Option.  The Lender may exercise the Merger Option at any time on or after the date hereof, but no later than 270 calendar days following disbursement of proceeds under the final Installment of the Loan (the “Merger Option Expiration Date”), by (1) delivering to the Borrower written notice of its intent to exercise the Merger Option (the “Intent to Exercise Notice”) and then subsequently (2) delivering a written confirmation notice of such intent to exercise (the “Confirmation Notice”) to the Borrower.  For purposes of clarity, so long as Lender delivers the Intent to Exercise Notice on or prior to the Merger Option Expiration Date, neither the delivery of the Confirmation Notice nor the Merger Effective Date need occur prior to the Merger Option Expiration Date.  The Lender, the Borrower and Paycenters each agree to take, and to cause the other Subsidiaries to take, commercially reasonable steps to cause the Merger Effective Date to occur no later than 120 calendar days after the Confirmation Notice.

SECTION 3.03.  Deliverables upon Initial Exercise.  Within sixty (60) calendar days after receipt of the Intent to Exercise Notice, the Borrower shall deliver to the Lender an executed agreement and plan of merger, in form and content reasonably acceptable to Lender containing the agreed terms set forth on Exhibit B, together with other customary terms and conditions reasonably acceptable to the Lender (the “Agreement and Plan of Merger”).

SECTION 3.04.  Due Diligence.  From and after the date that the Intent to Exercise Notice is delivered to the Borrower until the earliest of (1) the Merger Effective Date, or (2) the date, if any, that the Lender rescinds the Confirmation Notice pursuant to Section 3.05, the Lender and its advisors shall be afforded by the Borrower continual, free and full access to the facilities, properties, books, records and all other information of the Borrower during normal business hours.

SECTION 3.05.  Confirmation of Exercise.  If, after completing its due diligence review, the Lender desires to proceed with the Merger, which decision to proceed or not to proceed with the Merger is determined in the sole discretion of the Lender and need not be based on any cause, the Lender shall deliver to the Borrower a Confirmation Notice or notice that it shall not deliver a Confirmation Notice.  Notwithstanding any other provision in this Agreement to the contrary, if after any delivery by the Lender of a Confirmation Notice, the Lender is notified, or reasonably believes, that one or more of the conditions precedent to closing set forth in the Agreement and Plan of Merger will not be satisfied by Borrower prior to the closing of the Merger, then the Lender may, in addition to all other rights available to the Lender under this Agreement, at law and/or in equity, rescind its Confirmation Notice, in which case (1) this Agreement and the Notes shall remain in full force and effect; (2) the Borrower will reimburse all of the reasonable costs and expenses incurred by the Lender from and after the Confirmation Notice Date in preparing for the Merger, including without limitation reasonable attorneys’ fees, and (3) none of the parties hereto shall be obligated to proceed with the Merger until such time, if ever, that the Merger Option is re-exercised in accordance with the provisions of this Agreement.

SECTION 3.06.  Effect of Failure to Exercise Merger Option.  If the Lender elects, in its sole discretion not to deliver to Borrower: (1) the Intent to Exercise Notice prior to the Merger Option Expiration Date, or (2) the Confirmation Notice, no party shall be obligated to proceed with the Merger and the Merger will not be consummated.

SECTION 3.07.  Preparation of Shareholder Information; SEC Documents; Shareholders’ Meeting.

(1)                                  As promptly as practicable following the receipt of the Intent to Exercise, Borrower shall prepare and cause a notice of shareholder meeting to be mailed to its shareholders, including with such notice any document as may be required by law or reasonably requested by Lender (the “Shareholder Information”).  Borrower shall, within 60 days following the delivery of the Intent to Exercise Notice, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders solely for the purpose of obtaining the approval of its shareholders for the Merger, the Agreement and Plan of Merger and such other proposals as may be required for the consummation of the Merger in accordance with this Agreement.  Borrower shall, through its Board of Directors, recommend to its shareholders approval of the Agreement and Plan of Merger and to the Merger and shall include such recommendation in the Shareholder Information.

(2)                                  Lender and Borrower shall furnish each other all information as may be reasonably requested by the other in the preparation and distribution of the Shareholder Information or any filing to be made by STEN with the Securities and Exchange Commission (the “Commission”), including any proxy statement or other report or disclosure to be filed by STEN under the Securities Exchange Act of 1934 (collectively, the “SEC Documents”).  Borrower acknowledges and agrees that the existence of and content of this Agreement and the transactions contemplated hereby are required to be disclosed by STEN in the SEC Documents.

(3)                                  Borrower shall not distribute the Shareholder Information and STEN shall not file or disseminate any SEC Document relating to the Merger, without providing the other party a reasonable opportunity to review and comment thereon.

(4)                                  If at any time prior to the Merger Effective Date, either Borrower or STEN discovers that any information relating to Borrower or STEN, or any of their respective affiliates, directors or officers, should be amended, corrected or supplemented in the Shareholder Information or any SEC Document, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly publicly disclosed, disseminated to the shareholders of Borrower and/or filed with the Commission, as the case may be.

SECTION 3.08.  Public Announcements.  STEN and Borrower shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, including without limitation any SEC Document.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01.  Conditions Precedent to Initial Installment.  The obligations of the Lender to disburse Loan proceeds under the initial Installment are subject to the condition precedent that the Lender shall have received on or before the day of such initial Installment each of the following, in form and substance satisfactory to the Lender and its counsel:

(1)                                 Note.  The Initial Note duly executed by the Borrower;

(2)                                 Security Agreement.  A Security Agreement, duly executed by Paycenters, substantially in the form attached hereto as Exhibit C (the Security Agreement”);

(3)                                 Voting Agreements.  A voting agreement in the form attached hereto as Exhibit D, executed by each of Ken Antos, Mark Hill, and Arthur Petrie (each a “Voting Agreement”);

(4)                                 Pledge Agreement.  A pledge agreement in the form attached hereto as Exhibit E, executed by the Borrower (the “Pledge Agreement”);

(5)                                 Subordination Agreement. A subordination in the form attached hereto as Exhibit F, executed by Arthur Petrie (the “Subordination Agreement”);

(6)                                 Guaranty.  A guaranty in the form attached hereto as Exhibit G, executed by Paycenters (the “Guaranty”);

(7)                                 Letters of Understanding.  Letters of Understanding in the form attached hereto as Exhibit H, executed by Ken Antos and Mark Hill, respectively;

(8)                                 Evidence of all corporate action.  Copies of all corporate action taken by the Borrower and Paycenters, including resolutions of its Board of Directors or Board of Governors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement that are certified (dated as of the date of this Agreement) by a duly authorized officer of the Borrower; and

(9)                                 Incumbency and signature certificate.  A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower and the Secretary of Paycenters certifying the names and true signatures of the officers of the Borrower and Paycenters authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower or Paycenters under this Agreement.

SECTION 4.02.  Conditions Precedent to Second Installment.  The obligations of Lender to disburse funds under second Installment are subject to the condition precedent that the Lender shall have received on or before the day of such second Installment, written evidence, satisfactory to Lender and its counsel, of a full release of all tax liens of Borrowers and the Subsidiaries and satisfaction of all unpaid taxes, interest, penalties and other amounts owed with in connection with such tax liens.  Also, a statement as to the actual use of the proceeds from the first Installment in relation to matters set forth on Schedule 2.06.

SECTION 4.03.  Conditions Precedent to Third Installment. The obligations of Lender to disburse funds under the third Installment are subject to the condition precedent that the Lender shall have received on or before the day of such third Installment, full and complete copies of the consolidated balance sheets of Borrower and the Subsidiaries as of March 31, 2003, March 31, 2004, and March 31, 2005 and the related statements of income and retained earnings of the Borrower and Subsidiaries for the fiscal years then ended, and the accompanying footnotes, together with the opinions thereon of independent certified public accountants, all of which shall be acceptable to Lender. Also, a statement as to the actual use of the proceeds from the second Installment in relation to matters set forth on Schedule 2.06.

SECTION 4.04.  Conditions Precedent to all Installments.  The obligations of the Lender to disburse funds under each Installment under the Loan shall be subject to the following additional conditions precedent:

(1)                                  The following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of such Installment, stating that:

(a)                                  The representations and warranties of Borrower contained in this Agreement, and the Security Agreement, are correct on and as of the date of such Installment as though made on and as of such date; and

(b)                                 No Event of Default has occurred and is continuing, or would result from such Installment;

(2)                                  The Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request.

(3)                                  The Lender shall be satisfied that all requirements for disbursement of Loan proceeds under such Installment shall have been met.

ARTICLE V

JOINT REPRESENTATIONS AND WARRANTIES OF BORROWER AND PAYCENTERS

The Borrower and Paycenters jointly represent and warrant to the Lender that the following representations and warranties are: (a) true and correct as of the date of this Agreement, (b) will be true and correct as of the date of each Installment, and (c) will be true and correct on and as of the date the Confirmation Notice is delivered to the Borrower:

SECTION 5.01.  Incorporation, Good Standing, and Due Qualification.  Except as otherwise set forth in this Section 5.01, the Borrower and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the state of their organization or incorporation, and each has all requisite power and authority to own or lease its properties and to carry on their businesses as they are now being conducted.  The Borrower and Subsidiaries are legally qualified to transact business as a foreign limited liability company or corporation, as is relevant, in each of the jurisdictions in which their businesses or property is such as to require that it be thus qualified, and it is in good standing in each of the jurisdictions in which it is so qualified.  Notwithstanding the foregoing, neither Tower nor SSI are in good standing in the State of Nevada.

SECTION 5.02.  Corporate Power and Authority.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Borrower and Paycenters.  This Agreement has been duly executed and delivered by the Borrower and is a valid and binding obligation of the Borrower and Paycenters enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) contravene any provision of the Articles of Organization, Operating Agreement, Member Control Agreement, Articles of Incorporation, Bylaws or other governing document of the Borrower or the Subsidiaries; (b) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Borrower or the Subsidiaries; or (c) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is binding upon or enforceable against the Borrower or Subsidiaries.  The Board of Directors of the Borrower and the Board of Governors or Board of Directors of the Subsidiaries have, by action at a duly called held meeting: (i) determined that this Agreement and the transactions contemplated hereby are, and will be, advisable, fair and in the best interests of the Borrower or

Paycenters, as is relevant, and its shareholders or members, and (ii) approved this Agreement, and all related agreements, exhibits, schedules and the transactions contemplated hereby.

SECTION 5.03.  Taxes.  The Borrower and the Subsidiaries have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties (except for the taxes described in (i) that certain Notice of Federal Tax Lien dated as of August 2, 2004, relating to Borrower’s tax periods ending March 31, 2003, June 30, 2003, December 31, 2003 and March 31, 2004, and (ii) that certain Notice of Federal Tax Lien dated as of October 8, 2004 relating to Borrower’s tax period ending June 30, 2004; all of which will be satisfied following the disbursement of the initial Installment in accordance with Section 2.06(i)).

SECTION 5.04.  Financial Statements.  The Borrower has provided to Lender full and complete copies of the consolidated balance sheets of Borrower and the Subsidiaries as of March 31, 2003, March 31, 2004, and March 31, 2005 and the related statements of income and retained earnings of the Borrower and Subsidiaries for the fiscal years then ended, and the accompanying footnotes.  The Borrower has also provided to Lender full and complete copies of the interim balance sheet of the Borrower and Subsidiaries as of August 31, 2005, and the related statement of income and retained earnings for the five (5) month period then ended. All financial statements provided to Lender are complete and correct and fairly present the financial condition of the Borrower and Subsidiaries as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since August 31, 2005, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower.  There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements provided to Lender or in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 2005.  No information, exhibit, or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

SECTION 5.05.  Good Title to and Condition of Assets.  Borrower and the Subsidiaries have good and marketable title to all of their assets, free and clear of any Liens, except for Liens granted to Lender under the Security Agreement and Liens listed on Schedule 5.05 to this Agreement, and the Borrower’s and Subsidiaries’ fixed assets currently in use or necessary for normal sales levels, are in good operating condition, normal wear and tear excepted.

SECTION 5.06.  Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Borrower or Paycenters, threatened against the Borrower or the Subsidiaries, or any of its assets, or which question the validity or enforceability of this Agreement or any action contemplated herein.  There are no outstanding unsatisfied orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Borrower or the Subsidiaries is or was a party or which apply to any of the Borrower’s or Subsidiaries’ assets.

SECTION 5.07.  Compliance with Laws.   The Borrower and the Subsidiaries are in compliance with all laws, rules, regulations and orders applicable to them and neither have been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws and no proceeding with respect to any such violation is pending.  The Borrower and Subsidiaries have not made any payment of funds in connection with the business of the Borrower or Subsidiaries prohibited by law, and no funds have been set aside to be used in connection with the business of the Borrower and Paycenters for any payment prohibited by law.

SECTION 5.08.  Operation of Business.  The Borrower and Subsidiaries  possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or right thereto, to conduct their respective business substantially as now conducted and as presently proposed to be conducted, and the Borrower and Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

SECTION 5.09.  Liabilities. The Borrower the Subsidiaries have no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:  (a) liabilities set forth on the most recent balance sheet provided to Lender listed in Section 5.04; and (b) normal liabilities incurred in the ordinary course of business since the date of the last balance sheet provided by Borrower and Subsidiaries to Lender described in Section 5.04.

SECTION 5.10.  Ownership of Paycenters.  Borrower owns all of the membership interests in each of the Subsidiaries and there are no issued and outstanding or promised rights possessed by any other person or entity to acquire any membership interest, of whatever nature or quality, in any of the Subsidiaries.

ARTICLE VI

COVENANTS

So long as any amount remains unpaid under the Loan, the Borrower and Subsidiaries will:

SECTION 6.01.  Maintenance of Existence.  Preserve and maintain their existence and good standing in the jurisdiction of their organization, and qualify and remain qualified in each jurisdiction in which such qualification is required;

SECTION 6.02.  Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower;

SECTION 6.03.  Maintenance of Properties.  Maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted;

SECTION 6.04.  Conduct of Business.  Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement and to take no actions outside the ordinary course of its business, except the Merger, without prior written consent of Lender;

SECTION 6.05.  Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof;

SECTION 6.06.  Compliance With Laws.  Comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property;

SECTION 6.07.  Right of Inspection.  At any reasonable time and from time to time, permit the Lender or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and the Subsidiaries to discuss the affairs, finances, and accounts of the Borrower and the Subsidiaries with any of their respective officers and directors and the Borrower’s and Subsidiaries’ independent accountants;

SECTION 6.08.  Reporting Requirements.  Furnish to the Lender:

(1)                                 Quarterly financial statements.  As soon as availables and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower and Subsidiaries, balance sheets of the Borrower and Subsidiaries as of the end of such quarter, statements of income and retained earnings of the Borrower and Subsidiaries  for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a statement of change in financial position of the Borrower and Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower and each Subsidiary (subject to year-end adjustments);

(2)                                 Annual financial statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower and each Subsidiary, a balance sheet of the Borrower and Subsidiaries as of the end of such fiscal year, a statement of income and retained earnings of the Borrower and Subsidiaries for such fiscal year, and a statement of change in financial position of the Borrower and Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon to the Lender by independent accountants selected by the Borrower and the Subsidiaries and acceptable to the Lender;

(3)                                 Management letters.  Promptly upon receipt thereof, copies of any reports submitted to the Borrower or the Subsidiaries by independent certified public accountants in connection with examination of the financial statements of the Borrower and the Subsidiaries made by such accountants;

(4)                                 Notice of litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings, investigations or inquiries before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or the Subsidiaries , which, if determined adversely to the Borrower or the Subsidiaries, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or the Subsidiaries;

(5)                                 Notice of Events of Default.  As soon as possible ,and in any event within five (5) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrower or any Subsidiary with respect thereto;

(6)                                 Reports to other creditors.  Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 6.08; and

(7)                                 General information.  Such other information respecting the condition or operations, financial or otherwise, of the Borrower and the Subsidiaries as the Lender may from time to time reasonably request.

SECTION 6.09.  Liens.  Not create, incur, assume, or suffer to exist, without prior written approval of Lender, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, other than the Liens created in favor of the Lender by the Security Agreement and Pledge Agreement and the liens set forth on Schedule 5.05 to this Agreement, provided, however that the liens set forth on items 2 and 4 of Schedule 5.05 shall be paid with the proceeds of the first Installment.

SECTION 6.10.  Dividends.  Not declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its shares or membership interests now or hereafter outstanding; or make any distribution of assets to its shareholders or members as such whether in cash, assets, or obligations of the Borrower or the Subsidiaries,  as the case may be, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any of its membership interests; or make any other distribution by reduction of capital or otherwise in respect of any of their shares or membership interests;

SECTION 6.11.  Sale of Assets.  Not sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets, except: (1) for inventory disposed of in the ordinary course of business; or (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and

SECTION 6.12.  Audit.  Promptly retain an independent registered public accounting firm, acceptable to Lender, and provide to Lender audited financial statements, on or before March 16, 2006, on a consolidated basis, for the Borrower’s fiscal years ending March 31, 2005, March 31, 2004, and March 31, 2003 in accordance with GAAP and the Standards of the Public Company Accounting Oversight Board (United States).  Unless otherwise provided to Lender hereunder, Borrower shall also provide to Lender, at such time as reasonably requested by Lender: (1) audited financial statements, on a consolidated basis, in accordance with GAAP and the Standards of the Public Company Accounting Oversight Board (United States) for Borrower’s three fiscal years ending prior to the Merger Effective Date, and (ii) interim financial statements that have been reviewed by an independent certified public accounting firm, acceptable to Lender, for the period between the date of the last audited financial statement provided to Lender and the earlier of the Merger Effective Date or September 30 in the year of the Merger Effective Date.

SECTION 6.13    Maintenance of Complete Ownership.   Borrower agrees that it shall retain complete ownership and be the sole member of the Subsidiaries until the expiration of the Merger Option Expiration Date (or before completion of the Merger if the Merger Option is elected by the Lender) and Borrower shall not issue to any person or entity, for any reason, any rights to acquire shares or a membership interest in the Subsidiaries, grant or permit to exist a Lien on any shares or membership interest in a Subsidiary (other than the Lien set forth in item 1 on Schedule 5.05) or promise any person or entity any such rights to acquire a membership interest in the Subsidiaries until the expiration of the Merger Option Expiration Date.

SECTION 6.14.  Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Loan Documents.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.  Each of the following events shall be an “Event of Default”:

(1)                                  The Borrower should fail to pay the principal of, or interest on, the Notes as and when due and payable, or an Event of Default occurs under any of the Loan Documents;

(2)                                  Any representation or warranty made or deemed made by the Borrower in this Agreement, or in any certificate, document, opinion, or financial or other statement furnished at any time under or in any Loan Document shall prove to have been false or misleading on or as of the date made;

(3)                                  The Borrower or Subsidiaries should fail to perform or observe any term, covenant, or obligation in any Loan Document to which it is a party;

(4)                                  The Borrower or any Subsidiaries shall (a) fail to pay any indebtedness for borrowed money (other than the Notes) of the Borrower or Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(5)                                  The Borrower or any Subsidiary (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefits of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of thirty (30) days or more; or (e) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship;

(6)                                  The Security Agreement or Pledge Agreement shall at any time after its execution and delivery and for any reason cease: (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement or Pledge Agreement, or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or Paycenters;

(7)                                  The Borrower or Paycenters shall deny Borrower or Paycenters has any further liability or obligation under the Security Agreement or Pledge Agreement or the Borrower or Paycenters shall fail to perform any of its obligations under the Security Agreement or Pledge Agreement;

(8)                                  The Borrower fails to obtain, within sixty (60) days following delivery by the Lender of the Confirmation Notice, all required approvals from Borrower’s shareholders that may be necessary to consummate the Merger; or

(9)                                  The Borrower fails to deliver to Lender the executed Replacement Note, in form and substance acceptable to Lender, within five (5) business days after an Interest Deferral Termination Date (other than the Merger Effective Date).

SECTION 7.02.  Remedies.  In the event of the occurrence of an Event of Default hereunder, Lender may, without presentment, demand, protest, or further notice of any kind (all of which the Maker hereby waives), declare all principal and interest under the Notes and any other amounts payable under the Loan, Notes, and this Agreement, to be immediately due and payable.  Lender may also exercise any and all other rights and remedies available to it at law and in equity, in addition to the rights granted to it under the Security Agreement and the Pledge Agreement.  Borrower and the Subsidiaries jointly and severally agree to pay to Lender, on demand, all reasonable costs and expenses incurred by Lender in connection with enforcing any rights and remedies available to Lender, including all reasonable attorneys’ fees incurred by Lender and advances made by Lender to protect or preserve the value of the collateral secured under the Security Agreement and Pledge Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.  Notices, Etc.  All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic communication) and mailed, sent by facsimile or delivered, if to the Borrower, at its address at 8370 W. Cheyenne Ave, #109-300 Las Vegas, NV 89129, Attention: Ken Antos, and if to the Lender, at its address at 10275 Minnetonka Boulevard, Suite 310, Wayzata, MN 55305 Attention:  Kenneth W. Brimmer, Chief Executive Officer, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.02.  All such notices and communications shall, when mailed, be effective five (5) days after deposited in the mails, shall be effective immediately upon delivery or confirmation of successful facsimile transfer.

SECTION 8.03.  No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right, power, or remedy under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any such documents preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.  In addition to Lender’s other rights under this Agreement, Lender may assign all or a portion of Lender’s rights and obligations under this Agreement to STEN without any notice to, or consent from, Borrower.

SECTION 8.05.  Costs, Expenses, and Taxes.  The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as its rights and responsibilities under the Loan Documents, and all costs and expenses, if any in connection with the enforcement of the Loan Documents.  In addition, the Borrower shall pay any and all taxes and fees payable in connection with the execution, delivery, filing, and recording of any Loan Document or document contemplated thereunder, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 8.06.  Governing Law; Jurisdiction; Service of Process; Venue. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to its choice of law provisions.  Any judicial proceeding against or on behalf of Borrower with respect to any Loan Document or any related agreement shall be brought in solely any federal or state court of competent jurisdiction located in Hennepin County in the State of Minnesota.  By execution and delivery of each Loan Document to which it is a party, Borrower and Subsidiaries (i) accept the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waive personal service of process, (iii) agree that service of process upon it may be made by certified or registered mail, return receipt requested, and (iv) waive any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens.  Nothing shall affect the right of the Lender to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against Borrower or any Subsidiary in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against the Lender involving, directly or indirectly, any Loan Document or any related agreement shall be brought solely in a federal or state court located in Hennepin County in the State of Minnesota.  All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

SECTION 8.07.  Severability of Provisions.  Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.08.  Headings.  Article and Section headings in the Loan Documents are included herein for the convenience of reference only and shall not constitute a part of the Loan Documents for any other purpose.

SECTION 8.09  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SITE EQUITIES INTERNATIONAL, INC.

By:	/s/ Kenneth Antos
Its: Chief Executive Officer/President

“Borrower”

AND

PAYCENTERS, LLC

By:	/s/ Kenneth Antos
Its: Manager

“Paycenters”

STEN AQUISITION CORPORATION

By:	/s/ Kenneth W. Brimmer
Its: Chief Executive Officer

“Lender”

[Exhibits to Loan and Merger Option Agreement omitted from this Exhibit 10.1 to the extent filed separately as exhibits.]

EXHIBIT B

TERM SHEET FOR

AGREEMENT AND PLAN OF MERGER

1.               The Merger shall be accomplished in accordance with the laws of the state of Minnesota and other applicable jurisdictions.

2.               All necessary consents of the parties shall be received.

3.               The Lender, the Borrower and Paycenters each agree to take, and to cause the other Subsidiaries to take, commercially reasonable steps to cause the Merger Effective Date to occur no later than 120 calendar days after the Confirmation Notice.

4.               As Merger consideration and effective upon the Merger Effective Date, the Note shall be cancelled and the Borrower’s shareholders immediately prior to the Merger will receive an aggregate number of shares of STEN common stock , such that: (i) STEN’s shareholders immediately prior to the Merger will own 50.25% of the common stock outstanding of STEN after the Merger, (ii) Borrower’s Shareholders will own 49.75% of the common stock outstanding of STEN after the Merger.  Such percentages will be determined on a fully diluted basis, and are subject to adjustment as set forth in Section 5, below.

5.               Immediately upon the Merger Effective Date, STEN shall pay to the Lender the sum of $3,000,000; provided, however, that STEN may, in STEN’s sole discretion, pay to the Lender an amount greater than $3,000,000 (the “Base Contribution Amount”).  Any such additional payment shall be made in increments of $1,000,000 and shall not exceed a maximum of $15,000,000.  For each $1,000,000 in excess of the Base Contribution Amount that is paid by STEN to the merged entity, the percentage ownership of STEN owned by Borrower Shareholders immediately after the Merger will decrease by 125 basis points. (For example, if STEN contributes an additional $15,000,000 to the merged entity, the ownership of Borrower Shareholders in STEN immediately following the Merger will be reduced from 49.75% to 31%). Any amount paid to the Lender shall not be paid to Borrower’s Shareholders as merger consideration, but shall be retained by the Lender as working capital.

6.               Following the effective date of the Merger, the Board of Directors of the Lender will consist of seven (7) members, three (3) designated by Lender, two (2) designated by Borrower and two (2) independent directors mutually agreed to by Lender and Borrower.  Each director will initially serve for a three (3) – year term.  Three (3) of the directors must qualify as “independent” for purposes of the Securities Act of 1934, as amended, and under the Nasdaq Marketplace Rules.

7.               Ken Antos and Mark Hill shall agree to employment agreements with Lender, effective as of the Merger Effective Date, acceptable to Lender.

8.               All accrued but unpaid salary on records of  Borrower and the Subsidiaries, and all debt owed to shareholders of Borrower or its subsidiaries, (including all debt owed by Signal

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Sites, Inc. to Arthur Petrie under that certain Promissory Note dated as of April 26, 2002 having a principal amount of $1,080,000.00) shall be converted into Borrower’s common stock or otherwise discharged and paid in full immediately before the Merger.

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